NEWS RELEASE

Coeur Reports Third Quarter 2026 Results
Newly-acquired Canadian operations drive 77% year-over-year revenue growth; cash balance increases to $1.2 billion after returning nearly 50% of quarterly free cash flow to stockholders; Company remains on track for record full-year results

Chicago, Illinois - November 4, 2026 - Coeur Mining, Inc. (“Coeur” or the “Company”) (NYSE, TSX: CDE) today reported third quarter 2026 financial results, including revenue of $1.0 billion and cash flow from operating activities of $386 million. The Company reported quarterly GAAP net income of $109 million, or $0.11 per share. On an adjusted basis1, Coeur reported quarterly adjusted EBITDA1 of $448 million, cash flow from operating activities before changes in working capital of $409 million and net income of $98 million, or $0.10 per share. Adjusted EBITDA1 and net income were reduced by $40 million, or $(0.03) per share, of non-cash expense due to purchase price allocation accounting for Rainy River’s stockpile inventory.

Key Highlights
•Solid financial performance – On a year-over-year basis, revenue increased 77% to $1.0 billion, adjusted EBITDA1 increased 69% to $448 million, and free cash flow1 increased 27% to $240 million. Third quarter average realized gold and silver prices per ounce declined to $3,979 and $62.22, respectively, compared to $4,140 and $71.18 in the prior period. Silver contributed 27% of the Company’s revenue in the quarter
•Steady production and strong cost performance across balanced portfolio – Quarterly gold production totaled 161,400 ounces, with sequential quarterly production growth at Rochester and Wharf of 39% and 28%, respectively. Quarterly silver production of 4.2 million ounces decreased 12% year over year, primarily driven by lower silver grades at Palmarejo. Adjusted CAS1 per gold and silver ounce declined 16% and 1% quarter over quarter, respectively
•Growing balance sheet strength and consistent capital returns – Coeur’s cash balance increased more than fourfold versus the prior year to $1.2 billion, driven by strong free cash flow at each of the Company’s seven North American operations. Since the commencement of the enhanced $750 million share repurchase program in mid-May, Coeur has repurchased $231 million of common stock2, or 12.6 million shares, including $111 million in the third quarter, representing approximately 46% of quarterly free cash flow. The Company today declared a second dividend of $0.02 per share, which is expected to be paid on December 16, 2026 to all stockholders of record as at the close of business on November 30, 2026
•Company continuing to target full-year production at the low-end of guidance ranges – Coeur continues to target achieving record full-year production of approximately 630,000 ounces of gold, 18.7 million ounces of silver, and 40.0 million pounds of copper, which represent the low end of the Company’s guidance ranges

“The Company continued generating strong financial and operational results from its recently expanded portfolio of seven North American operations despite lower prices and several short-term operational challenges encountered during the quarter. However, we remain on-track to deliver strong fourth quarter results to cap off a transformative and record year for the Company.” said Mitchell J. Krebs, Chairman, President and Chief Executive Officer.

“Wharf delivered another strong quarter, Las Chispas achieved another steady quarter of performance, and Rochester’s crusher set new records for tonnes crushed in the period. Solid progress was achieved with the ongoing ramp-ups at both New Afton and Rainy River despite unexpected conveyor downtime at New Afton during the quarter and heavy rains that impacted open pit operations at Rainy River. Heavy seasonal rains at Palmarejo also contributed to lower than anticipated production.

“As we look ahead to year-end, we expect strong fourth quarter results to drive record full-year 2026 production and financial performance, including record adjusted EBITDA of over $2 billion and free cash flow exceeding $1.3 billion at current prices. With a bolstered liquidity position and a full year of contributions from our new Canadian operations next year, we are well-positioned to deliver even stronger operational and financial results in 2027.”

Financial and Operating Highlights (Unaudited)

(Amounts in millions, except per share amounts, gold ounces produced and sold, and per-ounce/pound metrics)	3Q 2026	2Q 2026	1Q 2026	4Q 2025	3Q 2025
Gold Sales	$653.8	$695.0	$475.2	$424.8	$360.5
Silver Sales	$268.2	$321.6	$362.2	$250.1	$194.1
Copper Sales	$61.7	$69.0	$18.8	$—	$—
Consolidated Revenue	$983.6	$1,085.6	$856.2	$674.7	$554.6
Costs Applicable to Sales[3]	$468.5	$549.7	$330.0	$215.9	$248.7
General and Administrative Expenses	$21.6	$22.7	$21.7	$15.2	$14.8
Net Income	$109.4	$121.9	$246.8	$215.0	$266.8
Net Income Per Share	$0.11	$0.12	$0.35	$0.33	$0.41
Adjusted Net Income[1]	$97.8	$122.6	$253.5	$227.3	$122.7
Adjusted Net Income[1] Per Share	$0.10	$0.12	$0.36	$0.35	$0.19
Weighted Average Shares Outstanding	1,028.4	1,034.4	698.7	645.9	644.9
EBITDA[1]	$446.3	$482.1	$455.0	$407.2	$249.1
Adjusted EBITDA[1]	$448.0	$478.3	$474.9	$424.5	$265.6
Cash Flow from Operating Activities	$385.6	$513.2	$340.8	$374.6	$237.7
Capital Expenditures	$145.4	$125.7	$74.1	$61.4	$49.0
Free Cash Flow[1]	$240.2	$387.5	$266.8	$313.2	$188.7
Cash Income and Mining Taxes	$51.1	$106.2	$132.2	$41.2	$36.4
Cash, Equivalents & Short-Term Investments	$1,172.7	$1,052.3	$843.2	$553.6	$266.3
Total Debt[4]	$701.7	$705.3	$761.4	$340.5	$363.5
Average Realized Price Per Ounce – Gold	$3,979	$4,140	$4,383	$3,818	$3,148
Average Realized Price Per Ounce – Silver	$62.22	$71.18	$82.85	$54.30	$38.93
Average Realized Price Per Pound – Copper	$6.65	$6.11	$5.55	$—	$—
Gold Ounces Produced	161,400	163,490	96,457	112,429	111,364
Silver Ounces Produced	4.2	4.4	4.4	4.7	4.8
Copper Pounds Produced	10.0	11.4	1.3	—	—
Gold Ounces Sold	164,311	167,877	108,420	111,273	114,495
Silver Ounces Sold	4.3	4.5	4.4	4.6	5.0
Copper Pounds Sold	9.3	11.3	3.4	—	—
Adjusted CAS per AuOz[1]	$2,054	$2,442	$2,032	$1,207	$1,355
Adjusted CAS per AgOz[1]	$22.73	$22.99	$20.01	$17.29	$18.45
Adjusted CAS per CuLb[1]	$2.67	$2.33	$5.36	$—	$—

Financial Results
Third quarter 2026 revenue totaled $1.0 billion compared to $1.1 billion in the prior period and $555 million in the third quarter of 2025. The Company produced 161,400 ounces of gold, 4.2 million ounces of silver, and 10.0 million pounds of copper during the quarter. Metal sales for the quarter totaled 164,311 ounces of gold, 4.3 million ounces of silver and 9.3 million pounds of copper. Average realized prices for the quarter were $3,979 per ounce of gold, $62.22 per ounce of silver and $6.65 per pound of copper compared to $4,140 per ounce of gold, $71.18 per ounce of silver and $6.11 per pound of copper in the prior period and $3,148 and $38.93 per ounce of gold and silver, respectively, in the third quarter of 2025.

Gold, silver and copper sales represented 66%, 27% and 6% of quarterly revenue, respectively. The Company’s U.S., Canadian and Mexican operations accounted for approximately 34%, 36% and 30% of third-quarter revenue, respectively.
Adjusted costs applicable to sales per ounce1 of gold and silver declined to $2,054 and $22.73, respectively, compared to $2,442 and $22.99, respectively, in the prior period. Adjusted CAS1 per gold ounce in the third quarter includes $40 million of non-cash expense related to purchase price allocation ascribed to inventory, which added $245 per ounce to the gold CAS1. General and administrative expenses decreased 5% quarter over quarter to $22 million.
Coeur invested approximately $50 million ($43 million expensed and $7 million capitalized) in exploration during the quarter compared to approximately $44 million ($34 million expensed and $10 million capitalized) in the prior period. See the “Operations” and “Exploration” sections for additional detail on the Company’s exploration activities.
The Company recorded income tax expense of approximately $65 million during the third quarter. Cash income and mining taxes paid during the period totaled approximately $51 million, primarily reflecting income and mining tax payments in Mexico.
Quarterly operating cash flow decreased to $386 million from $513 million in the prior period, primarily reflecting lower realized gold and silver prices and lower metal sales, particularly at New Afton, Rainy River, and Palmarejo. Operating cash flow was also affected by $50 million of working capital adjustment outflows related to timing of interest expense and annual insurance premiums.

Third quarter capital expenditures were $145 million compared to $126 million in the prior period. Sustaining and development capital expenditures accounted for approximately $122 million and $23 million, or 84% and 16%, respectively, of Coeur’s total capital investment during the quarter.

Operations
Third quarter 2026 highlights for each of the Company’s operations are provided below.
New Afton, Canada

(Dollars in millions, except per ounce and per pound amounts)	3Q 2026	2Q 2026	1Q 2026[5]	4Q 2025	3Q 2025
Tonnes milled	928,052	1,101,408	134,385	—	—
Average gold grade (grams/tonne)	0.49	0.48	0.44	—	—
Average copper grade (%)	0.55	0.54	0.48	—	—
Average recovery rate – Au	83.7%	82.6%	87.4%	—%	—%
Average recovery rate – Cu	88.0%	86.7%	94.8%	—%	—%
Gold ounces produced	12,189	14,059	1,605	—	—
Silver ounces produced (000’s)	26	29	4	—	—
Copper pounds produced (000’s)	9,975	11,377	1,322	—	—
Gold ounces sold	11,526	13,832	3,906	—	—
Silver ounces sold (000’s)	24	29	9	—	—
Copper pounds sold (000’s)	9,269	11,287	3,385	—	—
Average realized price per gold ounce	$4,171	$4,522	$4,733	$—	$—
Average realized price per copper pound	$6.65	$6.11	$5.55	$—	$—
Metal sales	$111.3	$133.3	$37.8	$—	$—
Costs applicable to sales[3]	$46.0	$52.7	$36.2	$—	$—
Adjusted CAS per AuOz[1,6]	$1,673	$1,766	$4,488	$—	$—
Adjusted CAS per CuLb[1,6]	$2.67	$2.33	$5.36	$—	$—
Exploration expense	$7.3	$5.1	$0.3	$—	$—
Cash flow from operating activities	$61.7	$62.4	$24.6	$—	$—
Sustaining capital expenditures (excludes capital lease payments)	$9.9	$5.6	$—	$—	$—
Development capital expenditures	$4.9	$6.2	$—	$—	$—
Total capital expenditures	$14.8	$11.8	$—	$—	$—
Free cash flow[1]	$46.9	$50.6	$24.6	$—	$—
Operational
•Gold and copper production in the third quarter totaled 12,189 ounces and 10.0 million pounds, respectively, compared to 14,059 gold ounces and 11.4 million pounds in the prior period
•Production was impacted by lower-than-planned mining and milling rates as a result of a conveyor belt failure which occurred in late August and was subsequently repaired by mid-September. Since then, underground mining rates of 16,000 tonnes per day have been achieved and sustained
•Lower tonnes milled in the quarter were partially offset by higher grades and improved recoveries in the period
Financial
•Copper and gold accounted for approximately 56% and 44% of revenue during the quarter, respectively
•Third quarter adjusted CAS1 for copper and gold on a by-product basis totaled $2.67 and $1,673 per pound and ounce, respectively
•Free cash flow1 in the third quarter totaled $47 million compared to $51 million in the prior period
Exploration
•Key exploration goals for 2026 include infill drilling of inferred resources in the K-Zone resource cave shape and expansion of the overall measured, indicated and inferred resources in the K-Zone

•Exploration investment in the third quarter totaled approximately $7 million (substantially all expensed), compared to $5 million (substantially all expensed) in the prior period, and primarily focused on expanding the K-Zone to the southeast and west
•Successful results have been received in both directions, with the footprint of the K-Zone extended by more than 300 meters this year. Additional underground development is underway to allow for drill testing of a further 450 meters of strike length to the east
Guidance
•Prorated production reflecting nine months of contributions is expected to be 50,000 - 60,000 ounces of gold, 40 - 50 million pounds of copper, and 100,000 - 180,000 ounces of silver
•Prorated adjusted CAS1 reflecting nine months of results are expected to be $1,300 - $1,600 per gold ounce and $2.00 - $2.30 per pound of copper, which includes non-cash expense of $175 per ounce of gold and $0.24 per pound of copper relating to purchase price allocation ascribed to short-term inventory
•Prorated capital expenditures reflecting nine months of ownership are expected to be $51 - $61 million, reflecting investments related to the ramp-up of C-Zone
•Prorated exploration investment reflecting nine months of activity is expected to be $19 - $23 million ($17 - $19 million expensed and $2 - $4 million capitalized)

Rainy River, Canada

(Dollars in millions, except per ounce amounts)	3Q 2026	2Q 2026	1Q 2026[5]	4Q 2025	3Q 2025
Tonnes milled	2,362,558	2,396,866	225,632	—	—
Average gold grade (grams/tonne)	0.77	0.90	0.87	—	—
Average recovery rate – Au	92.0%	92.5%	90.1%	—%	—%
Gold ounces produced	53,965	64,042	12,494	—	—
Silver ounces produced (000’s)	116	127	19	—	—
Gold ounces sold	57,701	69,050	21,407	—	—
Silver ounces sold (000’s)	174	190	32	—	—
Average realized price per gold ounce	$4,076	$4,266	$4,401	$—	$—
Metal sales	$243.4	$304.8	$96.4	$—	$—
Costs applicable to sales[3]	$174.6	$271.7	$92.4	$—	$—
Adjusted CAS per AuOz[1,7]	$2,883	$3,788	$4,215	$—	$—
Exploration expense	$4.5	$4.8	$0.4	$—	$—
Cash flow from operating activities	$97.6	$180.2	$90.0	$—	$—
Sustaining capital expenditures (excludes capital lease payments)	$48.1	$42.6	$6.4	$—	$—
Development capital expenditures	$13.4	$14.5	$—	$—	$—
Total capital expenditures	$61.5	$57.1	$6.4	$—	$—
Free cash flow[1]	$36.1	$123.1	$83.6	$—	$—
Operational
•Gold production in the third quarter totaled 53,965 ounces compared to 64,042 gold ounces in the prior period, due primarily to lower grades and additional planned maintenance days in the period
•Phase 4 open pit production was impacted by unusually heavy rainfall in the quarter, which resulted in the increased processing of lower-grade stockpile ore, partially offset by stronger than planned performance from the Phase 5 open pit

•Underground mining continues to ramp-up, with rates averaging approximately 3,400 tonnes per day in the quarter compared to 2,300 tonnes per day in the previous period. Target of 5,000 tonnes per day achieved in quarter with additional mining horizons being developed in the first half of 2027 to help sustain those levels
Financial
•Third quarter adjusted CAS1 for gold on a by-product basis totaled $2,883 per ounce. CAS1 per gold ounce includes non-cash expense of $40 million of purchase price allocation ascribed to inventory, which added $694 per ounce to the gold CAS1
•Free cash flow1 in the third quarter totaled $36 million compared to $123 million in the prior period
Exploration
•Exploration in 2026 is focused on the extension of known shoots down-plunge and laterally, assessment of near-mine opportunities for additional open pit resources and early-stage exploration of new targets to further build the resource pipeline
•Exploration investment in the third quarter totaled approximately $5 million (substantially all expensed), consistent with the prior period
•Underground drilling was focused on extending and infill drilling higher-grade shoots and testing gaps between existing shoots, while regional exploration programs ended during the quarter
Guidance
•Prorated production reflecting nine months of contributions is expected to be 190,000 - 230,000 ounces of gold and 380,000 - 450,000 ounces of silver
•Prorated adjusted CAS1 reflecting nine months of results are expected to be $2,700 - $3,000 per gold ounce, and includes $1,020 per ounce of non-cash expense relating to the purchase price allocation ascribed to short-term inventory and $155 per ounce attributable to the Royal Gold stream
•Prorated capital expenditures reflecting nine months of ownership are expected to be $150 - $170 million, reflecting investments in underground mine development and infrastructure, as well as the tailings management area perimeter dam raise
•Prorated exploration investment reflecting nine months of activity is expected to be $8 - $10 million (substantially all expensed)

Las Chispas, Mexico

(Dollars in millions, except per ounce amounts)	3Q 2026	2Q 2026	1Q 2026	4Q 2025	3Q 2025
Tonnes milled	135,811	129,334	119,197	114,814	126,930
Average gold grade (grams/tonne)	3.78	3.73	3.96	4.44	3.69
Average silver grade (grams/tonne)	354	370	389	411	354
Average recovery rate – Au	96.5%	100.2%	99.1%	89.9%	97.9%
Average recovery rate – Ag	97.9%	97.6%	99.4%	90.3%	97.8%
Gold ounces produced	15,942	15,518	15,031	14,719	16,540
Silver ounces produced (000’s)	1,513	1,503	1,481	1,371	1,572
Gold ounces sold	15,839	16,459	14,898	14,819	17,800
Silver ounces sold (000’s)	1,499	1,565	1,461	1,367	1,675
Average realized price per gold ounce	$4,250	$4,496	$4,857	$4,131	$3,427
Average realized price per silver ounce	$62.89	$72.14	$83.03	$53.68	$38.89
Metal sales	$161.6	$186.9	$193.6	$134.6	$126.1
Costs applicable to sales[3]	$36.9	$35.1	$31.5	$33.1	$68.1
Adjusted CAS per AuOz[1,8]	$977	$841	$775	$1,010	$1,836
Adjusted CAS per AgOz[1,8]	$14.26	$13.27	$13.46	$13.37	$21.13
Exploration expense	$2.6	$3.3	$3.5	$2.7	$2.5
Cash flow from operating activities[9]	$89.6	$123.5	$88.7	$92.3	$75.9
Sustaining capital expenditures (excludes capital lease payments)	$17.0	$16.3	$12.5	$13.8	$9.8
Development capital expenditures	$—	$—	$—	$—	$—
Total capital expenditures	$17.0	$16.3	$12.5	$13.8	$9.8
Free cash flow[1,9]	$72.6	$107.2	$76.2	$78.5	$66.1
Operational
•Third quarter silver and gold production totaled 1.5 million and 15,942 ounces, respectively, compared to 1.5 million and 15,518 ounces, respectively, in the prior period and 1.6 million and 16,540 ounces, respectively, in the third quarter of 2025
•Production during the quarter was driven by increased mill throughput and higher gold grades, partially offset by lower silver grades
Financial
•Silver and gold accounted for approximately 58% and 42% of revenue during the quarter, respectively
•Third quarter adjusted CAS1 for silver and gold on a co-product basis totaled $14.26 and $977 per ounce, respectively
•Free cash flow1 in the third quarter totaled $73 million compared to $107 million in the prior period, primarily reflecting fewer gold and silver ounces sold and lower average realized prices
Exploration
•Key exploration goals in 2026 include the continuation of expansion and infill drilling on veins in the Babicanora Block, Las Chispas Block and the Gap Zone and the commencement of scout drilling aimed at identifying new vein targets and replenishing inferred inventory for future conversion
•Exploration investment in the third quarter totaled approximately $7 million ($3 million expensed and $4 million capitalized), consistent with the prior period
•A key focus during the quarter was expansion and infill drilling in the Gap Zone, where the potential exists for significant resource growth
Guidance

•Full-year 2026 production is expected to be 55,000 - 65,000 ounces of gold and 5.5 - 6.3 million ounces of silver
•Adjusted CAS1 in 2026 are expected to be $750 - $950 per gold ounce and $12.50 - $14.50 per silver ounce
•Capital expenditures in 2026 are expected to be $71 - $84 million, consisting primarily of sustaining capital and underground development
•Exploration investment in 2026 is expected to be $21 - $26 million ($11 - $14 million expensed and $10 - $12 million capitalized)

Palmarejo, Mexico

(Dollars in millions, except per ounce amounts)	3Q 2026	2Q 2026	1Q 2026	4Q 2025	3Q 2025
Tonnes milled	507,634	485,614	441,721	470,127	440,227
Average gold grade (grams/tonne)	1.22	1.27	1.68	1.81	1.85
Average silver grade (grams/tonne)	89	112	116	117	119
Average recovery rate – Au	93.1%	93.8%	96.2%	93.9%	95.0%
Average recovery rate – Ag	87.8%	85.5%	89.6%	88.8%	89.9%
Gold ounces produced	18,469	18,602	22,918	25,662	24,802
Silver ounces produced (000’s)	1,278	1,489	1,475	1,566	1,514
Gold ounces sold	18,595	19,907	22,935	24,378	26,850
Silver ounces sold (000’s)	1,352	1,483	1,468	1,510	1,633
Average realized price per gold ounce	$2,578	$2,629	$2,811	$2,492	$2,144
Average realized price per silver ounce	$62.55	$72.31	$84.29	$54.26	$38.97
Metal sales	$132.5	$159.6	$188.3	$142.7	$121.2
Costs applicable to sales[3]	$60.9	$61.3	$51.2	$48.3	$51.0
Adjusted CAS per AuOz[1]	$1,174	$1,016	$758	$847	$887
Adjusted CAS per AgOz[1]	$28.71	$27.69	$22.99	$18.13	$16.44
Exploration expense	$8.9	$7.3	$4.6	$4.9	$5.7
Cash flow from operating activities	$42.0	$62.7	$72.8	$70.8	$52.6
Sustaining capital expenditures (excludes capital lease payments)	$5.6	$5.4	$6.8	$5.2	$4.3
Development capital expenditures	$2.6	$1.7	$1.7	$3.1	$1.4
Total capital expenditures	$8.2	$7.1	$8.5	$8.3	$5.7
Free cash flow[1]	$33.8	$55.6	$64.3	$62.5	$46.9
Operational
•Third quarter silver and gold production totaled 1.3 million and 18,469 ounces, respectively, compared to 1.5 million and 18,602 ounces, respectively, in the prior period and 1.5 million and 24,802 ounces, respectively, in the third quarter of 2025
•Heavy rain in the quarter disrupted delivery of critical construction materials which impacted backfill capacity and affected planned mining in higher-grade areas. Lower grades in the quarter were partially offset by higher tonnes milled
Financial
•Silver and gold accounted for approximately 64% and 36% of revenue during the quarter, respectively
•Third quarter adjusted CAS1 for silver and gold on a co-product basis totaled $28.71 and $1,174 per ounce, respectively
•Capital expenditures increased to $8 million compared to $7 million in the prior period
•Free cash flow1 in the third quarter totaled $34 million compared to $56 million in the prior period

Exploration
•Exploration in 2026 is focused on adding reserves and resources in proximity to mine infrastructure while developing a significant pipeline to the east in the area unaffected by the Franco-Nevada gold stream, where over 70% of the 2026 exploration budget is expected to be spent
•Exploration investment in the third quarter totaled approximately $10 million ($9 million expensed and $1 million capitalized) compared to $8 million ($7 million expensed and $1 million capitalized) in the prior period
•A significant focus of drilling was on both the mine corridor and in the Eastern District, with twelve targets drilled, the majority of which extend along strike and/or down-dip
Other
•9,002 ounces, or approximately 48% of Palmarejo’s gold sales in the third quarter, were sold under the gold stream agreement with Franco-Nevada at a price of $800 per ounce. Approximately 40% - 50% of Palmarejo’s 2026 gold sales are expected to be sold under the gold stream agreement
Guidance
•Full-year 2026 production is expected to be 95,000 - 105,000 ounces of gold and 6.25 - 7.0 million ounces of silver
•Adjusted CAS1 in 2026 are expected to be $700 - $900 per gold ounce and $21.50 - $23.50 per silver ounce
•Capital expenditures in 2026 are expected to be $35 - $41 million, consisting primarily of sustaining capital and underground development
•Exploration investment in 2026 is expected to be $24 - $28 million ($22 - $24 million expensed and $2 - $4 million capitalized)

Rochester, United States

(Dollars in millions, except per ounce amounts)	3Q 2026	2Q 2026	1Q 2026	4Q 2025	3Q 2025
Ore tonnes placed	8,182,208	8,041,787	6,724,626	9,275,732	7,535,326
Average silver grade (grams/tonne)	12	10	12	17	19
Average gold grade (grams/tonne)	0.09	0.07	0.07	0.08	0.08
Silver ounces produced (000’s)	1,233	1,225	1,394	1,748	1,644
Gold ounces produced	16,211	11,671	14,112	17,722	14,801
Silver ounces sold (000’s)	1,228	1,235	1,387	1,701	1,656
Gold ounces sold	15,723	11,748	14,090	18,043	13,975
Average realized price per silver ounce	$63.10	$71.53	$81.59	$54.85	$38.95
Average realized price per gold ounce	$4,256	$4,461	$4,843	$4,139	$3,431
Metal sales	$144.4	$140.8	$181.4	$167.9	$112.5
Costs applicable to sales[3]	$61.1	$58.9	$53.8	$60.7	$52.0
Adjusted CAS per AgOz[1]	$26.48	$29.66	$23.74	$19.69	$17.73
Adjusted CAS per AuOz[1]	$1,762	$1,832	$1,432	$1,458	$1,585
Prepayment, working capital cash flow	$—	$—	$—	$—	$—
Exploration expense	$2.3	$1.4	$0.9	$2.7	$3.2
Cash flow from operating activities	$57.0	$43.1	$84.7	$92.6	$41.2
Sustaining capital expenditures (excludes capital lease payments)	$14.6	$10.5	$18.6	$13.1	$7.5
Development capital expenditures	$7.3	$7.4	$4.2	$1.7	$4.1
Total capital expenditures	$21.9	$17.9	$22.8	$14.8	$11.6
Free cash flow[1]	$35.1	$25.2	$61.9	$77.8	$29.6
Operational
•Silver and gold production in the third quarter totaled 1.2 million and 16,211 ounces, respectively, compared to 1.2 million and 11,671 ounces, respectively, in the prior period and 1.6 million and 14,801 ounces, respectively, in the third quarter of 2025
•Gold production increased 39% quarter over quarter, driven primarily by the placement of higher-grade ore from the newly commissioned Phase 2A leach pad. Silver production increased due to slightly higher grades and increased ore placement compared to the prior period. Silver production was lower than expected due to blending of ore to manage sulfide levels and slower than expected recovery rates on newly placed ore
•Ore tonnes placed through the crushing circuit reached a quarterly record of 6.8 million tonnes (7.5 million imperial tons). Total tonnes placed during the quarter were 8.2 million tonnes (9.0 million imperial tons)
Financial
•Silver and gold accounted for approximately 54% and 46% of revenue during the quarter, respectively
•Third quarter adjusted CAS1 for silver and gold on a co-product basis totaled $26.48 and $1,762 per ounce, respectively
•Capital expenditures increased to $22 million compared to $18 million in the prior period
•Free cash flow1 totaled $35 million compared to $25 million in the prior period, primarily driven by higher production and offset by lower average realized metals prices
Exploration
•Exploration in 2026 is focused on near-pit drilling to support upcoming permitting and the commencement of district-scale exploration to build the resource pipeline

•Exploration investment in the third quarter totaled approximately $3 million ($2 million expensed and $1 million capitalized) compared to $2 million ($1 million expensed and $1 million capitalized) in the prior period
•Drill programs focused on infill drilling at the Wedge target in East Rochester, extension of the Northeast Rochester target and early-stage work over a large portion of the tenement package ahead of planned scout drilling in 2027
Guidance
•Full-year 2026 production is expected to be 6.4 - 7.8 million ounces of silver and 70,000 - 90,000 ounces of gold
•Adjusted CAS1 in 2026 are expected to be $23.00 - $25.00 per silver ounce and $1,350 - $1,550 per gold ounce
•Capital expenditures in 2026 are expected to be $96 - $110 million, which includes projects related to the Phase 2 development of the Stage 6 leach pad and modifications after startup of the crusher corridor
•Exploration investment in 2026 is expected to be $14 - $17 million ($7 - $9 million expensed and $7 - $8 million capitalized)

Kensington, United States

(Dollars in millions, except per ounce amounts)	3Q 2026	2Q 2026	1Q 2026	4Q 2025	3Q 2025
Tonnes milled	169,440	169,823	157,253	178,513	171,190
Average gold grade (grams/tonne)	4.32	4.31	4.45	5.56	5.47
Average recovery rate	91.3%	91.5%	91.2%	92.7%	90.5%
Gold ounces produced	21,483	21,528	20,525	29,567	27,231
Gold ounces sold	21,919	20,700	21,267	28,715	28,011
Average realized price per gold ounce, gross	$4,216	$4,277	$5,187	$4,379	$3,588
Treatment and refining charges per gold ounce	$(49)	$(59)	$70	$67	$56
Average realized price per gold ounce, net	$4,167	$4,218	$5,117	$4,312	$3,532
Metal sales	$91.4	$87.3	$108.8	$123.8	$98.9
Costs applicable to sales[3]	$50.3	$48.2	$47.8	$44.1	$46.7
Adjusted CAS per AuOz[1]	$2,304	$2,323	$2,246	$1,533	$1,659
Prepayment, working capital cash flow	$—	$—	$—	$—	$—
Exploration expense	$2.9	$2.3	$2.5	$0.8	$2.2
Cash flow from operating activities	$37.8	$44.5	$53.3	$69.0	$46.4
Sustaining capital expenditures (excludes capital lease payments)	$6.7	$9.6	$8.5	$9.4	$9.4
Development capital expenditures	$5.5	$2.6	$0.6	$8.8	$6.2
Total capital expenditures	$12.2	$12.2	$9.1	$18.2	$15.6
Free cash flow[1]	$25.6	$32.3	$44.2	$50.8	$30.8
Operational
•Gold production in the third quarter totaled 21,483 ounces compared to 21,528 ounces in the prior period and 27,231 ounces in the third quarter of 2025
•Production was consistent quarter over quarter, reflecting comparable mill throughput and grades
Financial
•Third quarter adjusted CAS1 decreased 1% quarter over quarter to $2,304 per ounce
•Capital expenditures remained flat quarter over quarter at $12 million

•Free cash flow1 in the third quarter totaled $26 million compared to $32 million in the prior period
Exploration
•Exploration in 2026 is focused on maintaining a five-year reserves-based life of mine and bolstering the inferred resource pipeline
•Exploration investment in the third quarter totaled approximately $4 million ($3 million expensed and $1 million capitalized), consistent with the prior period
•Expansion and infill drilling were focused mainly on two key zones within Kensington, with expansion drilling undertaken on Raven and Elmira Hanging wall targets
Guidance
•Full-year 2026 production is expected to be 98,000 - 110,000 gold ounces
•Adjusted CAS1 in 2026 are expected to be $1,750 - $1,950 per gold ounce
•Capital expenditures in 2026 are expected to be $54 - $63 million, which includes investment related to raising the main tailings storage facility embankment, which is expected to be completed this year, and underground mine development
•Exploration investment in 2026 is expected to be $14 - $15 million ($8 - $9 million expensed and $6 - $6 million capitalized)

Wharf, United States

(Dollars in millions, except per ounce amounts)	3Q 2026	2Q 2026	1Q 2026	4Q 2025	3Q 2025
Ore tonnes placed	895,120	1,412,212	366,184	595,737	1,220,764
Average gold grade (grams/tonne)	0.90	1.15	1.13	0.86	0.96
Gold ounces produced	23,141	18,070	9,772	24,759	27,990
Silver ounces produced (000’s)	35	19	15	24	25
Gold ounces sold	23,008	16,181	9,917	25,318	27,859
Silver ounces sold (000’s)	34	16	15	27	22
Average realized price per gold ounce	$4,216	$4,438	$4,902	$4,120	$3,412
Metal sales	$99.1	$72.9	$49.9	$105.8	$95.9
Costs applicable to sales[3]	$38.6	$21.8	$17.0	$30.0	$30.9
Adjusted CAS per AuOz[1]	$1,580	$1,267	$1,588	$1,121	$1,079
Prepayment, working capital cash flow	$—	$—	$—	$—	$—
Exploration expense	$0.6	$1.8	$3.2	$0.6	$0.7
Cash flow from operating activities	$54.8	$33.8	$15.3	$65.9	$57.2
Sustaining capital expenditures (excludes capital lease payments)	$2.1	$(6.0)	$10.0	$2.9	$1.2
Development capital expenditures	$1.6	$4.1	$3.1	$0.7	$2.0
Total capital expenditures	$3.7	$(1.9)	$13.1	$3.6	$3.2
Free cash flow[1]	$51.1	$35.7	$2.2	$62.3	$54.0
Operational
•Gold production in the third quarter increased 28% quarter over quarter to 23,141 ounces compared to 18,070 ounces in the prior period and 27,990 ounces in the third quarter of 2025
•Higher production in the quarter was primarily driven by metal recovery from higher ore tonnes placed in the prior period
•Ore tonnes placed decreased quarter over quarter due to lower crusher availability associated with the completion of crusher circuit ramp-up and grid power disruptions

Financial
•Adjusted CAS1 on a by-product basis increased 25% quarter over quarter to $1,580 per ounce
•Capital expenditures totaled approximately $4 million compared to $(2) million in the prior period, which reflected payment of $10 million of property damage insurance proceeds received in the period and recorded as a reduction of capital expenditures
•Free cash flow1 in the third quarter totaled $51 million compared to $36 million in the prior period
Exploration
•In 2026, exploration programs at Juno and North Foley are expected to build on the 2025 expansion and infill drilling, with the aim of adding to both reserves and resources at year-end. The Summit Flat target is also expected to undergo expansion and infill drilling, while scout drilling is expected to commence and focus on the continued development of the inferred resource pipeline
•Exploration investment during the third quarter totaled $1 million (substantially all expensed) compared to $5 million ($2 million expensed and $3 million capitalized) in the prior period
•The first phase of 2026 drilling was completed in the second quarter, with the third quarter focused on analysis and integration of results and geological modelling. The second phase of the 2026 drill programs commenced in the fourth quarter
Guidance
•Full-year 2026 production is expected to be 72,000 - 90,000 ounces of gold and 50,000 - 200,000 ounces of silver
•Adjusted CAS1 in 2026 are expected to be $1,400 - $1,600 per gold ounce
•Capital expenditures in 2026 are expected to be $17 - $23 million, net of insurance proceeds, which reflects remediation of the existing crusher and planned infrastructure upgrades
•Exploration investment in 2026 is expected to be $10 - $12 million ($8 - $9 million expensed and $2 - $3 million capitalized)
Other
•In October, Coeur reached an agreement to settle an insurance claim related to the November 2025 fire at Wharf that damaged portions of the crusher assembly. Cash proceeds of $70 million are expected to be received in the fourth quarter of 2026

Exploration
During the third quarter, Coeur invested approximately $50 million ($43 million expensed and $7 million capitalized) compared to roughly $44 million ($34 million expensed and $10 million capitalized) in the prior period and focused on a mix of near-mine expansion and infill programs with multiple sites also commencing significant summer programs that involve early-stage exploration and scout drilling.
The Company’s exploration investment in 2026 is expected to total $118 - $132 million for expansion drilling (classified as exploration expense) and $29 - $37 million for infill drilling (capitalized exploration) for a total expected investment of $147 - $169 million.
Top exploration priorities for 2026 remain: (i) continuing to extend and infill known deposits to support future life of mine, and building the inferred pipeline at Las Chispas, in addition to restarting regional exploration; (ii) infill drilling at Hidalgo and Independencia Sur to support near-term life of mine additions at Palmarejo, also building the inferred pipeline to provide optionality to the operation, with particular emphasis on the Eastern District outside the Franco-Nevada gold stream boundary; (iii) completing drilling to support the next stage of mine permit expansion at Rochester, along with regional studies and scout drilling across the district to build the exploration pipeline; (iv) maintaining a five-year reserve-based mine life at Kensington and increasing focus on scout drilling to add inferred resources; (v) continuing the expansion and infill programs at Wharf to further add to the life of mine and conduct district-scale work to support long-term mine life additions; (vi) drilling programs to support the study program and continue expanding the resource base at Silvertip through a combination of scout, expansion and infill drilling; (vii) infill and expansion drilling at the K-Zone at New Afton; and (viii) expansion drilling of underground shoots at Rainy River, testing of additional open-pit opportunities and commencing more aggressive regional exploration.

2026 Guidance
The Company expects full-year 2026 metal production at the low end of the respective guidance ranges for gold, silver and copper. As a result, CAS1 are expected to be at the upper end of respective full-year 2026 ranges.
Capital expenditures, amortization, exploration, general and administrative expenses (“G&A”), and cash income and mining taxes are trending toward the low end of guidance ranges.
2026 Production Guidance

	Gold	Silver	Copper
	(oz)	(K oz)	(M lbs)
New Afton	50,000 - 60,000	100 - 180	40 - 50
Rainy River	190,000 - 230,000	380 - 450	-
Las Chispas	55,000 - 65,000	5,500 - 6,300	-
Palmarejo	95,000 - 105,000	6,250 - 7,000	-
Rochester	70,000 - 90,000	6,400 - 7,800	-
Kensington	98,000 - 110,000	-	-
Wharf	72,000 - 90,000	50 - 200	-
Total	630,000 - 750,000	18,680 - 21,930	40 - 50
2026 Adjusted Costs Applicable to Sales Guidance

	Gold	Silver	Copper
	($/oz)	($/oz)	($/lb)

New Afton (co-product)[10]	$1,300 - $1,600	-	$2.00 - $2.30
Rainy River (by-product)[11]	$2,700 - $3,000	-	-
Las Chispas (co-product)	$750 - $950	$12.50 - $14.50	-
Palmarejo (co-product)	$700 - $900	$21.50 - $23.50	-
Rochester (co-product)	$1,350 - $1,550	$23.00 - $25.00	-
Kensington	$1,750 - $1,950	-	-
Wharf (by-product)	$1,400 - $1,600	-	-
2026 Capital, Amortization, Exploration, G&A and Income and Mining Tax Guidance

($M)
Capital Expenditures, Sustaining	$360 - $405
Capital Expenditures, Development	$160 - $200
Exploration, Expensed	$118 - $132
Exploration, Capitalized	$29 - $37
General & Administrative Expenses	$90 - $100
Cash Income and Mining Taxes	$350 - $450
Amortization	$1,100 - $1,200
Effective Tax Rate (%)	34% - 38%
The Company’s guidance figures assume estimated prices of $4,000/oz gold, $55.00/oz silver, and $6.25/lb copper, as well as CAD of 1.38 and MXN of 18.00. Guidance figures exclude the impact of any metal sales or foreign exchange hedges.

The normalized effective tax rate excludes items that are not reflective of Coeur’s underlying performance, such as the impacts of foreign currency on deferred taxes, taxes related to prior periods, and one-time, non-cash, tax valuation allowance adjustments.

Financial Results and Conference Call
Coeur will host a conference call to discuss its third quarter 2026 financial results on November 5, 2026 at 11:00 a.m. Eastern Time.

Dial-In Numbers:        (855) 560-2581 (U.S./Canada)
        (412) 542-4166 (International)
Conference ID:        Coeur Mining

Hosting the call will be Mitchell J. Krebs, Chairman, President and Chief Executive Officer of Coeur, who will be joined by Thomas S. Whelan, Executive Vice President and Chief Financial Officer, Michael “Mick” Routledge, Executive Vice President and Chief Operating Officer, and other members of management. A replay of the call will be available through November 12, 2026.

Replay numbers:        (855) 669-9658 (U.S./Canada)
        (412) 317-0088 (International)
Conference ID:        285 86 87

About Coeur
Coeur Mining, Inc. is a U.S.-based, well-diversified, growing precious metals producer with seven wholly-owned operations: the New Afton gold-copper mine in British Columbia, Canada, the Rainy River gold-silver mine in Ontario, Canada, the Las Chispas silver-gold mine in Sonora, Mexico, the Palmarejo gold-silver mine in Chihuahua, Mexico, the Rochester silver-gold mine in Nevada, the Kensington gold mine in Alaska and the Wharf gold mine in South Dakota. In addition, the Company wholly-owns the Silvertip polymetallic critical minerals exploration project in British Columbia, Canada.

Cautionary Statements
This news release contains forward-looking statements within the meaning of securities legislation in the United States and Canada, including statements regarding EBITDA, cash flow, production, costs, capital expenditures, tax rates and treatment, exploration and development efforts and plans and potential impacts on reserves and resources, mine lives and expected extensions, the Franco-Nevada gold stream agreement at Palmarejo, anticipated production, and costs and expenses and operations at New Afton, Rainy River, Las Chispas, Palmarejo, Rochester, Kensington and Wharf. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause Coeur’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such factors include, among others, the risk that anticipated production, cost and expense levels are not attained, the risks and hazards inherent in the mining business (including risks inherent in developing and expanding large-scale mining projects, environmental hazards, industrial accidents, weather or geologically-related conditions), changes in the market prices of gold, silver and copper, and a sustained lower price or higher treatment and refining charge environment, the uncertainties inherent in Coeur’s production, exploration and development activities, including risks relating to permitting and regulatory delays (including the impact of government shutdowns) and mining law changes, ground conditions, grade and recovery variability, length of leach cycles for production of gold and silver ounces from ore placed on leach pads, any future labor disputes or work stoppages (involving the Company and its subsidiaries or third parties), the risk of adverse outcomes in litigation, the uncertainties inherent in the estimation of mineral reserves and resources, impacts from Coeur’s future acquisition of new mining properties or businesses, risks associated with the integration of the New Afton and Rainy River mines following the acquisition of New Gold Inc., the loss of access or insolvency of any third-party refiner or smelter to whom Coeur markets its production, materials and equipment availability, inflationary pressures, changes in applicable tax laws or regulatory interpretations, impacts from tariffs or other trade barriers, continued access to financing sources, the effects of environmental and other governmental regulations and government shut-downs, the risks inherent in the ownership or operation of or investment in mining properties or businesses in foreign countries, the ability to maintain positive relationships with indigenous groups and other community stakeholders, Coeur’s ability to raise additional financing necessary to conduct its business, make payments or refinance its debt, as well as other uncertainties and risk factors set out in filings made from time to time with the United States Securities and Exchange Commission, and the Canadian securities regulators, including, without limitation, Coeur’s most recent reports on Form 10-K and Form 10-Q. Actual results, developments and timetables could vary significantly from the estimates presented. Readers are cautioned not to put undue reliance on forward-looking statements. Coeur disclaims any intent or obligation to update publicly such forward-looking statements, whether as a result of new information, future events or otherwise. Additionally, Coeur undertakes no obligation to comment on analyses, expectations or statements made by third parties in respect of Coeur, its financial or operating results or its securities. This does not constitute an offer of any securities for sale.

The scientific and technical information concerning our mineral projects in this news release have been reviewed and approved by a “qualified person” under Item 1300 of SEC Regulation S-K, namely our Senior Vice President, Technical Services, Christopher Pascoe. For a description of the key assumptions, parameters and methods used to estimate mineral reserves and mineral resources, as well as data verification procedures and a general discussion of the extent to which the estimates may be affected by any known environmental, permitting, legal, title, taxation, sociopolitical, marketing or other relevant factors, please review the Technical Report Summaries for each of the Company’s material properties which are available at www.sec.gov.

Non-U.S. GAAP Measures
We supplement the reporting of our financial information determined under United States generally accepted accounting principles (“U.S. GAAP”) with certain non-U.S. GAAP financial measures, including EBITDA, adjusted EBITDA, adjusted EBITDA margin, free cash flow, adjusted net income (loss), operating cash flow before changes in working capital and adjusted costs applicable to sales per ounce. We believe that these adjusted measures provide meaningful information to assist management, investors and analysts in understanding our financial results and assessing our prospects for future performance. We believe these adjusted financial measures are important indicators of our recurring operations because they exclude items that may not be indicative of, or are unrelated to our core operating results, and provide a better baseline for analyzing trends in our underlying businesses. We believe EBITDA, adjusted EBITDA, adjusted EBITDA margin, free cash flow, adjusted net income (loss) and adjusted costs applicable to sales per ounce are important measures in assessing the Company’s overall financial performance. For additional explanation regarding our use of non-U.S. GAAP financial measures, please refer to our Form 10-K for the year ended December 31, 2025.

Notes
1.EBITDA, adjusted EBITDA, adjusted EBITDA margin, free cash flow, adjusted net income (loss), operating cash flow before changes in working capital and adjusted costs applicable to sales per ounce (gold and silver) are non-GAAP measures. Please see tables in the Appendix for the reconciliation to U.S. GAAP. Free cash flow is defined as cash flow from operating activities less capital expenditures. Liquidity is defined as cash and cash equivalents plus availability under the Company’s revolving credit facility (“RCF”). Future borrowing under the RCF may be subject to certain financial covenants. Please see tables in Appendix for the calculation of consolidated free cash flow and liquidity.
2.Approximate amount of shares repurchased from May 8, 2026 to October 30, 2026, including commissions.
3. Excludes amortization.
4. Includes capital leases. Net of debt issuance costs and premium received.
5. Reflects eleven days of production following the closing of the New Gold acquisition on March 20, 2026.
6. For the three months ended March 31, 2026, New Afton CAS per gold ounce and CAS per copper pound included the non-cash impact of the $21 million purchase price allocation ascribed to inventory, which increased CAS per gold ounce by $2,560 and CAS per copper pound by $3.10.
7. For the three months ended September 30, 2026, Rainy River CAS per gold ounce included the non-cash impact of the $40 million purchase price allocation ascribed to inventory, which increased gold CAS by $694 per ounce. For the three months ended June 30, 2026, Rainy River CAS per gold ounce included the non-cash impact of the $141 million purchase price allocation ascribed to inventory, which increased gold CAS by $2,036 per ounce. For the three months ended March 31, 2026, Rainy River CAS per gold ounce included the non-cash impact of the $65 million purchase price allocation ascribed to inventory, which increased gold CAS by $3,026 per ounce.
8. The amounts shown in this news release for costs applicable to sales (“CAS”) per ounce for Las Chispas, adjusted EBITDA, and adjusted net income from continuing operations are presented on a different basis compared to the amounts reported in the news releases reporting results for the first, second, and third quarters of 2025 as a result of revisions to “Acquisition Accounting”. Based on discussions with the SEC staff in the course of a regular review of Company disclosures, the staff has provided its view that, under its guidance on non-GAAP financial measures, the Company is required to calculate Las Chispas CAS, adjusted EBITDA and adjusted net income using the fair value of Las Chispas’ legacy inventory held as of the Las Chispas acquisition closing date, February 14, 2025, except when calculating the net leverage ratio under the Company’s RCF since the RCF contractually provides for certain adjustments to be made. As a result, except when calculating the net leverage ratio under the RCF, the Company is not making adjustments that were intended to calculate non-GAAP financial measures using SilverCrest Metals Inc.’s historical costs of producing legacy inventory as such inventory is sold. In our view, the historical cost remains more indicative of the costs Las Chispas incurred in producing this legacy inventory, and is a better measure of performance, than the acquisition accounting measures of these costs. As a result of removing these adjustments, for the three months ended September 30, June 30, and March 31, 2025, adjusted EBITDA (including last-twelve-months (“LTM”) adjusted EBITDA) and adjusted net income in this release are lower than previously reported, and Las Chispas CAS are higher, except as used in calculation of the net leverage ratio under the RCF, including the impact of the amortization of acquired inventory purchase price allocation of $3.3 million, $33.4 million, $29.7 million, and $27.0 million for the three months ended December 31, September 30, June 30, and March 31, 2025, respectively and an impact of $93.5 million for LTM. In each case, we are also providing separately the amount of the relevant impact of amortizing the non-cash, non-recurring step-up in cost basis for legacy inventory from the acquisition-related fair value accounting, so readers can supplementally assess such amounts to the extent they deem appropriate to understand the normal, recurring cost performance of Las Chispas as well as Company-wide adjusted EBITDA and adjusted net income. To calculate amounts comparable to first, second and third quarter disclosures, which is the methodology the Company’s management uses to assess normal, recurring performance and our lenders use for purposes of calculating the net leverage ratio covenant under our RCF, readers would need to subtract the step-up in cost basis from Las Chispas CAS, and add back the impact of the step-up in cost basis to adjusted EBITDA and adjusted net income.
9. Includes $72 million of monetized finished goods following the SilverCrest acquisition on February 14, 2025.
10. New Afton CAS per gold ounce guidance includes the non-cash impact of the $20 million total of the preliminary purchase price allocation ascribed to inventory, split between gold ($175 per ounce) and copper ($0.24 per pound).
11. Rainy River CAS per gold ounce guidance includes the non-cash impact of $244 million ($1,020 per ounce) of the preliminary purchase price allocation ascribed to inventory. It also includes $74 million ($155 per ounce) related to how the streaming arrangement with Royal Gold A.G., a wholly-owned subsidiary of Royal Gold, Inc. (“Royal Gold”) is reported under U.S. GAAP.

Average Spot Prices

	3Q 2026	2Q 2026	1Q 2026	4Q 2025	3Q 2025
Average Gold Spot Price Per Ounce	$4,262	$4,504	$4,873	$4,135	$3,457
Average Silver Spot Price Per Ounce	$62.59	$73.15	$84.33	$54.73	$39.40
Average Copper Spot Price Per Pound	$6.40	$6.05	$5.83	$5.03	$4.44

For Additional Information
Coeur Mining, Inc.
200 S. Wacker Drive, Suite 2100
Chicago, IL 60606
Attention: Jeff Wilhoit, Vice President, Investor Relations
Phone: (312) 489-5800
www.coeur.com

Source: Coeur Mining

COEUR MINING, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2026	December 31, 2025
ASSETS	In thousands, except share data
CURRENT ASSETS
Cash and cash equivalents	$1,172,732	$553,597
Receivables	83,438	69,160
Inventory	378,881	163,330
Ore on leach pads	231,636	157,461
Prepaid expenses and other	73,327	29,129
	1,940,014	972,677
NON-CURRENT ASSETS
Property, plant and equipment and mining properties, net	12,061,831	2,744,884
Goodwill	625,812	625,812
Ore on leach pads	171,675	119,446
Restricted assets	9,179	9,114
Receivables	23,358	19,683
Deferred tax assets	151,402	140,553
Long-term stockpile	222,744	42,076
Other	20,034	21,437
TOTAL ASSETS	$15,226,049	$4,695,682
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$270,821	$148,872
Accrued liabilities and other	220,784	212,213
Debt	468	16,996
Reclamation	19,256	15,063
	511,329	393,144
NON-CURRENT LIABILITIES
Debt	701,184	323,537
Reclamation	408,040	262,448
Deferred tax liabilities	3,100,085	322,983
Other long-term liabilities	89,125	80,519
	4,298,434	989,487
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY
Common stock, par value $0.01 per share; authorized 1,300,000,000 shares, 1,022,519,496 issued and outstanding at September 30, 2026 and 642,092,761 at December 31, 2025	10,225	6,421
Additional paid-in capital	12,425,099	5,783,019
Accumulated deficit	(2,019,038)	(2,476,389)
	10,416,286	3,313,051
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$15,226,049	$4,695,682

COEUR MINING, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
	In thousands, except share data
Revenue	$983,616	$554,567	$2,925,400	$1,395,279
COSTS AND EXPENSES
Costs applicable to sales(1)	468,473	248,736	1,348,229	682,456
Amortization	261,162	72,930	616,972	177,444
General and administrative	21,603	14,830	65,959	41,992
Exploration	43,039	25,141	102,833	68,079
Pre-development, reclamation, and other	14,870	15,843	51,254	45,957
Total costs and expenses	809,147	377,480	2,185,247	1,015,928
Income from operations	174,469	177,087	740,153	379,351
OTHER INCOME (EXPENSE), NET
Gain (loss) on debt extinguishment	(3)	(6)	(1,877)	(6)
Fair value adjustments, net	—	—	—	(342)
Interest expense, net of capitalized interest	(10,834)	(6,273)	(28,287)	(24,974)
Other, net	10,688	(865)	28,137	1,001
Total other expense, net	(149)	(7,144)	(2,027)	(24,321)
Income before income and mining taxes	174,320	169,943	738,126	355,030
Income and mining tax expense	(64,938)	96,881	(260,130)	15,873
NET INCOME	$109,382	$266,824	$477,996	$370,903
OTHER COMPREHENSIVE INCOME:
Other comprehensive loss	—	—	—	—
COMPREHENSIVE INCOME	$109,382	$266,824	$477,996	$370,903

NET INCOME PER SHARE
Basic income per share:
Basic	$0.11	$0.42	$0.52	$0.62

Diluted	$0.11	$0.41	$0.52	$0.61
(1) Excludes amortization.

COEUR MINING, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
	In thousands
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$109,382	$266,824	$477,996	$370,903
Adjustments:
Amortization	261,162	72,930	616,972	177,444
Accretion	6,163	4,988	17,090	14,620
Deferred taxes	(17,525)	(145,740)	(27,426)	(175,297)
(Gain) loss on debt extinguishment	3	6	1,877	6
Fair value adjustments, net	—	—	—	342
Stock-based compensation	8,572	5,012	24,605	12,527
Deferred revenue recognition	(123)	(153)	(421)	(42,661)
Acquired inventory purchase price allocation	40,397	33,443	265,835.03	90,163
Other	543	1,392	(9,896)	5,944
Changes in operating assets and liabilities:
Receivables	(17,139)	(7,132)	(3,982)	(7,953)
Prepaid expenses and other current assets	(14,866)	(7,489)	(38,237)	77,000
Inventory and ore on leach pads	(19,201)	(5,011)	(70,467)	(27,484)
Accounts payable and accrued liabilities	28,251	18,636	(14,259)	16,738
CASH PROVIDED BY OPERATING ACTIVITIES	385,619	237,706	1,239,687	512,292
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(145,408)	(49,034)	(345,196)	(159,843)
Acquisitions, net	(6,700)	(10,000)	121,559	93,635
Proceeds from the sale of assets	692	(76)	2,625	4
Purchase of investments	(166)	—	(211)	—
Other	(65)	(80)	(198)	(255)
CASH PROVIDED BY INVESTING ACTIVITIES	(151,647)	(59,190)	(221,421)	(66,459)
CASH FLOWS FROM FINANCING ACTIVITIES:
Issuance of common stock	276	320	1,026	9,769
Issuance of notes and bank borrowings, net of issuance costs	—	20,000	—	166,500
Payments on debt, finance leases, and associated costs	(1,842)	(37,486)	(57,062)	(394,451)
Performance share cash settlement	—	—	(41,763)	—
Dividend payments	—	—	(20,645)	—
Share repurchases	(110,810)	(5,334)	(221,232)	(7,338)
Stock-based compensation tax withholdings and other financing activities	(639)	(1,388)	(55,313)	(9,293)
CASH USED IN FINANCING ACTIVITIES	(113,015)	(23,888)	(394,989)	(234,813)
Effect of exchange rate changes on cash and cash equivalents	167	78	(1,976)	282
INCREASE IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	121,124	154,706	621,301	211,302
Cash, cash equivalents and restricted cash at beginning of period	1,055,882	113,470	555,705	56,874
Cash, cash equivalents and restricted cash at end of period	$1,177,006	$268,176	$1,177,006	$268,176

Adjusted EBITDA Reconciliation

(Dollars in thousands except per share amounts)	LTM 3Q 2026	3Q 2026	2Q 2026	1Q 2026	4Q 2025	3Q 2025
Net income	$692,965	$109,382	$121,853	$246,761	$214,969	$266,824
Interest expense, net of capitalized interest	34,255	10,834	11,010	6,443	5,968	6,273
Income tax provision (benefit)	372,669	64,938	93,238	101,954	112,539	(96,881)
Amortization	690,627	261,162	255,985	99,825	73,655	72,930
EBITDA	1,790,516	446,316	482,086	454,983	407,131	249,146
Fair value adjustments, net	—	—	—	—	—	—
Foreign exchange (gain) loss	(11,161)	(2,406)	(3,856)	(878)	(4,021)	2,080
Asset retirement obligation accretion	22,167	6,163	6,088	4,839	5,077	4,988
Inventory adjustments and write-downs	6,099	1,701	1,760	1,097	1,541	1,198
(Gain) loss on sale of assets	3,297	2,971	19	25	282	113
RMC bankruptcy distribution	—	—	—	—	—	—
(Gain) loss on debt extinguishment	1,983	2	320	1,554	107	6
Transaction and integration costs	39,370	1,258	3,954	19,910	14,248	451
Kensington royalty settlement	1	—	—	—	1	—
Obligor exchange	2,776	312	2,464	—	—	—
Wharf property damage proceeds	(10,000)	—	(10,000)	—	—	—
Wage and hour litigation settlement	(572)	(163)	47	(517)	61	6,998
Mexico arbitration matter	270	72	46	95	57	743
Flow-through share premium	—	—	—	—	—	(111)
Interest income	(18,981)	(8,095)	(4,661)	(6,225)	—	—
La Preciosa contingent gain	(166)	(166)	—	—	—	—
Adjusted EBITDA	$1,825,599	$447,965	$478,267	$474,883	$424,484	$265,612
Revenue	$3,600,247	$983,616	$1,085,592	$856,192	$674,847	$554,567
Adjusted EBITDA Margin	51%	46%	44%	55%	63%	48%

Adjusted Net Income Reconciliation

(Dollars in thousands except per share amounts)	3Q 2026	2Q 2026	1Q 2026	4Q25	3Q 2025
Net income	$109,382	$121,853	$246,761	$214,969	$266,824
Fair value adjustments, net	—	—	—	—	—
Foreign exchange loss (gain)(1)	(8,923)	6,524	(2,600)	1,563	11,831
(Gain) loss on sale of assets	2,971	19	25	282	113
RMC bankruptcy distribution	—	—	—	—	—
(Gain) loss on debt extinguishment	2	320	1,554	107	6
Transaction and integration costs	1,258	3,954	19,910	14,248	451
Kensington royalty settlement	—	—	—	1	—
Obligor exchange	312	2,464	—	—	—
Wharf property damage proceeds	—	(10,000)	—	—	—
Wage and hour litigation settlement	(163)	47	(517)	61	6,998
Mexico arbitration matter	72	46	95	57	743
Flow-through share premium	—	—	—	—	(111)
Interest income	(8,095)	(4,661)	(6,225)	—	—
La Preciosa contingent gain	(166)	—	—	—	—
Valuation allowance and tax effect of adjustments	1,199	2,041	(5,506)	(3,992)	(164,162)
Adjusted net income	$97,849	$122,607	$253,497	$227,296	$122,693

Adjusted net income per share - Basic	$0.10	$0.12	$0.37	$0.36	$0.19
Adjusted net income per share - Diluted	$0.10	$0.12	$0.36	$0.35	$0.19
(1) Includes the impact of foreign exchange rates on deferred tax balances of $(6.5) million, $10.4 million, $(1.7) million, $5.6 million, and $9.8 million for the three months ended September 30, June 30 and March 31, 2026 and three months ended December 31 and September 30, 2025, respectively.

Consolidated Free Cash Flow Reconciliation

(Dollars in thousands)	3Q 2026	2Q 2026	1Q 2026	4Q 2025	3Q 2025
Cash flow from operations	$385,619	$513,232	$340,836	$374,587	$237,706
Capital expenditures	145,408	125,709	74,079	61,319	49,034
Free cash flow	$240,211	$387,523	$266,757	$313,268	$188,672

Consolidated Operating Cash Flow
Before Changes in Working Capital Reconciliation

(Dollars in thousands)	3Q 2026	2Q 2026	1Q 2026	4Q 2025	3Q 2025
Cash provided by operating activities	$385,619	$513,232	$340,836	$374,587	$237,706
Changes in operating assets and liabilities:
Receivables	17,139	(17,890)	4,733	(1,265)	7,132
Prepaid expenses and other	14,866	22,944	427	4,366	7,489
Inventories	19,201	24,463	26,803	24,314	5,011
Accounts payable and accrued liabilities	(28,251)	(29,441)	71,951	(84,436)	(18,636)
Operating cash flow before changes in working capital	$408,574	$513,308	$444,750	$317,566	$238,702
Net Debt and Leverage Ratio

(Dollars in thousands)	3Q 2026	2Q 2026	1Q 2026	4Q 2025	3Q 2025
Total debt	$701,652	$705,291	$761,376	$340,533	$363,516
Cash and cash equivalents	(1,172,732)	(1,052,274)	(843,169)	(553,597)	(266,342)
Net debt	$(471,080)	$(346,983)	$(81,793)	$(213,064)	$97,174

Net debt	$(471,080)	$(346,983)	$(81,793)	$(213,064)	$97,174
Last Twelve Months Adjusted EBITDA	$1,825,599	$1,643,246	$1,378,779	$1,025,772	$717,653
Leverage ratio	(0.3)	(0.2)	(0.1)	(0.2)	0.1

Reconciliation of Costs Applicable to Sales
for Three Months Ended September 30, 2026

In thousands (except metal sales, per ounce or per pound amounts)	New Afton (1)	Rainy River (2)	Las Chispas	Palmarejo	Rochester	Kensington	Wharf	Silvertip	Total
Costs applicable to sales, including amortization (U.S. GAAP)	$159,683	$244,524	$79,119	$67,043	$77,686	$59,996	$40,240	$919	$729,210
Amortization	(113,636)	(69,948)	(42,182)	(6,135)	(16,585)	(9,726)	(1,606)	(919)	(260,737)
Costs applicable to sales	$46,047	$174,576	$36,937	$60,908	$61,101	$50,270	$38,634	$—	$468,473
Inventory Adjustments	(497)	—	(89)	(260)	(883)	223	(166)		(1,672)
By-product credit	(1,520)	(8,239)	—	—	—	—	(2,119)	—	(11,878)
Adjusted costs applicable to sales	$44,030	$166,337	$36,848	$60,648	$60,218	$50,493	$36,349	$—	$454,923

Metal Sales
Gold ounces	11,526	57,701	15,839	18,595	15,723	21,919	23,008	—	164,311
Silver ounces	23,811	173,952	1,498,806	1,351,863	1,227,882	—	33,888	—	4,310,202
Copper pounds	9,268,535	—	—	—	—	—	—	—	9,268,535

Revenue Split
Gold	44%	100%	42%	36%	46%	100%	100%
Silver			58%	64%	54%
Copper	56%

Adjusted costs applicable to sales
Gold ($/oz)	$1,673	$2,883	$977	$1,174	$1,762	$2,304	$1,580		$2,054
Silver ($/oz)			$14.26	$28.71	$26.48			$—	$22.73
Copper ($/lb)	$2.67							$—	$2.67
(1) Includes the non-cash impact of the preliminary purchase price allocation ascribed to Inventory of $0.4 million.
(2) Includes the non-cash impact of the preliminary purchase price allocation ascribed to Inventory of $40 million.

Reconciliation of Costs Applicable to Sales
for Three Months Ended June 30, 2026

In thousands (except metal sales, per ounce or per pound amounts)	New Afton (1)	Rainy River (2)	Las Chispas	Palmarejo	Rochester	Kensington	Wharf	Silvertip	Total
Costs applicable to sales, including amortization (U.S. GAAP)	$159,103	$351,100	$74,719	$67,371	$72,598	$56,400	$23,074	$934	$805,299
Amortization	(106,377)	(79,357)	(39,626)	(6,086)	(13,691)	(8,220)	(1,261)	(934)	(255,552)
Costs applicable to sales	$52,726	$271,743	$35,093	$61,285	$58,907	$48,180	$21,813	$—	$549,747
Inventory Adjustments	(337)	(12)	(468)	15	(747)	(73)	(217)		(1,839)
By-product credit	(1,804)	(10,196)	—	—	—	(16)	(1,096)	—	(13,112)
Adjusted costs applicable to sales	$50,585	$261,535	$34,625	$61,300	$58,160	$48,091	$20,500	$—	$534,796

Metal Sales
Gold ounces	13,832	69,050	16,459	19,907	11,748	20,700	16,181	—	167,877
Silver ounces	29,261	189,824	1,565,096	1,483,118	1,235,420	—	15,544	—	4,518,263
Copper pounds	11,287,253								11,287,253

Revenue Split
Gold	48%	100%	40%	33%	37%	100%	100%
Silver			60%	67%	63%
Copper	52%

Adjusted costs applicable to sales
Gold ($/oz)	$1,766	$3,788	$841	$1,016	$1,832	$2,323	$1,267		$2,442
Silver ($/oz)			$13.27	$27.69	$29.66			$—	$22.99
Copper ($/lb)	$2.33							$—	$2.33
(1) Includes the non-cash impact of the preliminary purchase price allocation ascribed to Inventory of $(0.5) million.
(2) Includes the non-cash impact of the preliminary purchase price allocation ascribed to Inventory of $141 million.

Reconciliation of Costs Applicable to Sales
for Three Months Ended March 31, 2026

In thousands (except metal sales, per ounce or per pound amounts)	New Afton (1)	Rainy River (2)	Las Chispas	Palmarejo	Rochester	Kensington	Wharf	Silvertip	Total
Costs applicable to sales, including amortization (U.S. GAAP)	$50,453	$109,133	$66,777	$58,037	$69,826	$56,482	$17,917	$956	$429,581
Amortization	(14,214)	(16,689)	(35,319)	(6,789)	(16,043)	(8,669)	(893)	(956)	(99,572)
Costs applicable to sales	$36,239	$92,444	$31,458	$51,248	$53,783	$47,813	$17,024	$—	$330,009
Inventory Adjustments	—	—	(244)	(105)	(681)	(75)	(22)		(1,127)
By-product credit	(556)	(2,203)	—	—	—	22	(1,250)	—	(3,987)
Adjusted costs applicable to sales	$35,683	$90,241	$31,214	$51,143	$53,102	$47,760	$15,752	$—	$324,895

Metal Sales
Gold ounces	3,906	21,407	14,898	22,935	14,090	21,267	9,917	—	108,420
Silver ounces	9,132	31,990	1,460,512	1,468,463	1,386,919	—	14,540	—	4,371,556
Copper pounds	3,385,075								3,385,075

Revenue Split
Gold	49%	100%	37%	34%	38%	100%	100%
Silver			63%	66%	62%
Copper	51%

Adjusted costs applicable to sales
Gold ($/oz)	$4,488	$4,215	$775	$758	$1,432	$2,246	$1,588		$2,032
Silver ($/oz)			$13.46	$22.99	$23.74			$—	$20.01
Copper ($/lb)	$5.36							$—	$5.36
(1) Includes the non-cash impact of the preliminary purchase price allocation ascribed to Inventory of $21 million.
(2) Includes the non-cash impact of the preliminary purchase price allocation ascribed to Inventory of $65 million.
Reconciliation of Costs Applicable to Sales
for Three Months Ended December 31, 2025

In thousands (except metal sales, per ounce or per pound amounts)	Las Chispas (1)	Palmarejo	Rochester	Kensington	Wharf	Silvertip	Total
Costs applicable to sales, including amortization (U.S. GAAP)	$65,377	$56,553	$79,791	$55,272	$31,745	$1,040	$289,778
Amortization	(31,995)	(8,312)	(19,127)	(11,167)	(1,774)	(1,040)	(73,415)
Costs applicable to sales	$33,382	$48,241	$60,664	$44,105	$29,971	$—	$216,363
Inventory Adjustments	(131)	(242)	(861)	(115)	(123)	—	(1,472)
By-product credit	—	—	—	18	(1,478)	—	(1,460)
Adjusted costs applicable to sales	$33,251	$47,999	$59,803	$44,008	$28,370	$—	$213,431

Metal Sales
Gold ounces	14,819	24,378	18,044	28,715	25,318	—	111,274
Silver ounces	1,367,427	1,508,856	1,700,956		27,370	—	4,604,609
Zinc pounds						—	—
Lead pounds						—	—

Revenue Split
Gold	45%	43%	44%	100%	100%
Silver	55%	57%	56%			—%
Zinc						—%
Lead						—%

Adjusted costs applicable to sales
Gold ($/oz)	$1,010	$847	$1,458	$1,533	$1,121		$1,207
Silver ($/oz)	$13.37	$18.13	$19.69			$—	$17.29
Zinc ($/lb)						$—	$—
Lead ($/lb)						$—	$—
(1) Includes the non-cash impact of the preliminary purchase price allocation ascribed to Inventory of $3 million.

Reconciliation of Costs Applicable to Sales
for Three Months Ended September 30, 2025

In thousands (except metal sales, per ounce or per pound amounts)	Las Chispas (1)	Palmarejo	Rochester	Kensington	Wharf	Silvertip	Total
Costs applicable to sales, including amortization (U.S. GAAP)	$99,012	$61,125	$70,487	$57,144	$32,689	$989	$321,446
Amortization	(30,908)	(10,115)	(18,501)	(10,435)	(1,762)	(989)	(72,710)
Costs applicable to sales	$68,104	$51,010	$51,986	$46,709	$30,927	$—	$248,736
Inventory Adjustments	(36)	(358)	(473)	(272)	(23)	—	(1,162)
By-product credit	—	—	—	41	(846)	—	(805)
Adjusted costs applicable to sales	$68,068	$50,652	$51,513	$46,478	$30,058	$—	$246,769

Metal Sales
Gold ounces	17,800	26,850	13,975	28,011	27,859	—	114,495
Silver ounces	1,674,770	1,633,196	1,656,336	—	21,650	—	4,985,952
Zinc pounds						—	—
Lead pounds						—	—

Revenue Split
Gold	48%	47%	43%	100%	100%
Silver	52%	53%	57%			—%
Zinc						—%
Lead						—%

Adjusted costs applicable to sales
Gold ($/oz)	$1,836	$887	$1,585	$1,659	$1,079		$1,355
Silver ($/oz)	$21.13	$16.44	$17.73			$—	$18.45
Zinc ($/lb)						$—	$—
Lead ($/lb)						$—	$—
(1) Includes the non-cash impact of the preliminary purchase price allocation ascribed to Inventory of $33.4 million.

Reconciliation of Costs Applicable to Sales
for Three Months Ended June 30, 2025

In thousands (except metal sales, per ounce or per pound amounts)	Las Chispas (1)	Palmarejo	Rochester	Kensington	Wharf	Silvertip	Total
Costs applicable to sales, including amortization (U.S. GAAP)	$80,122	$58,109	$64,676	$56,304	$30,542	$928	$290,681
Amortization	(22,375)	(9,406)	(16,748)	(10,221)	(1,549)	(928)	(61,227)
Costs applicable to sales	$57,747	$48,703	$47,928	$46,083	$28,993	$—	$229,454
Inventory Adjustments	(523)	(147)	(489)	(222)	(191)	—	(1,572)
By-product credit	—	—	—	(41)	(1,188)	—	(1,229)
Adjusted costs applicable to sales	$57,224	$48,556	$47,439	$45,820	$27,614	$—	$226,653

Metal Sales
Gold ounces	16,025	26,782	13,881	26,751	23,509	—	106,948
Silver ounces	1,479,410	1,720,383	1,437,811	—	34,916	—	4,672,520
Zinc pounds						—	—
Lead pounds						—	—

Revenue Split
Gold	52%	49%	49%	100%	100%
Silver	48%	51%	51%			—%
Zinc						—%
Lead						—%

Adjusted costs applicable to sales
Gold ($/oz)	$1,857	$888	$1,675	$1,713	$1,175		$1,405
Silver ($/oz)	$18.57	$14.39	$16.83			$—	$16.48
Zinc ($/lb)						$—	$—
Lead ($/lb)						$—	$—
(1) Includes the non-cash impact of the preliminary purchase price allocation ascribed to Inventory of $29.7 million.

Reconciliation of Costs Applicable to Sales for 2026 Guidance

In thousands (except metal sales and per ounce amounts)	New Afton(1)	Rainy River(2)	Las Chispas	Palmarejo	Rochester	Kensington	Wharf
Costs applicable to sales, including amortization (U.S. GAAP)	$669,740	$1,057,220	$287,680	$264,180	$394,840	$249,030	$132,130
Amortization	(487,430)	(323,920)	(151,870)	(27,110)	(93,460)	(42,660)	(6,450)
Costs applicable to sales	$182,310	$733,300	$135,810	$237,070	$301,380	$206,370	$125,680
By-product credit	(7,520)	(35,620)					(6,580)
Adjusted costs applicable to sales	$174,790	$697,680	$135,810	$237,070	$301,380	$206,370	$119,100

Metal Sales
Gold ounces	50,000	211,400	55,000	95,000	70,000	98,000	72,000
Silver ounces	100,000	750,230	5,500,000	6,250,000	6,400,000		50,000
Copper pounds	40,000,000

Revenue Split
Gold	46%	100%	39%	37%	43%	100%	100%
Silver			61%	63%	57%
Copper	54%

Adjusted costs applicable to sales
Gold ($/oz)	$1,300 - $1,600	$2,700 - $3,000	$750 - $950	$700 - $900	$1,350 - $1,550	$1,750 - $1,950	$1,400 - $1,600
Silver ($/oz)			$12.50 - $14.50	$21.50 - $23.50	$23.00 - $25.00
Copper ($/lb)	$2.00 - $2.30
(1) Includes the non-cash impact of the preliminary purchase price allocation ascribed to Inventory of $20 million.
(2) Includes the non-cash impact of the preliminary purchase price allocation ascribed to Inventory of $244 million. Includes gold and silver ounces sold under the Royal Gold stream and sales of opening balance sheet inventory.